                                  UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                                   SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 2)

                                   Cenveo, Inc.
--------------------------------------------------------------------------------
                                 (Name of Issuer)

                                   Common Stock
--------------------------------------------------------------------------------
                          (Title of Class of Securities)

                                    15670S105
--------------------------------------------------------------------------------
                                  (CUSIP Number)

                                 April 25, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Burton Capital Management, LLC                  Goodwood Inc.
          100 Northfield Street             212 King Street West, Suite 201
           Greenwich, CT 06830              Toronto, Ontario, Canada M5H 1K5
        Telephone: (203) 302-3700              Telephone: (416) 203-2022
       Attn: Robert G. Burton, Jr.               Attn: Robert T. Kittel

                                 with a copy to:

                            Hughes Hubbard & Reed LLP
                             One Battery Park Plaza
                               New York, NY 10004
                            Telephone: (212) 837-6000
                           Attn: Kenneth A. Lefkowitz
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

          If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or
240.13d-1(g), check the following box |_|.

                                  SCHEDULE 13D
 ---------------------                                             ------------
|CUSIP NO. 15670S105  |                                           |PAGE 2 OF 31|
 ---------------------                                             ------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Burton Capital Management, LLC
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [X]
                                                                        (b)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          WC
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                              [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           2,591,882
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    0
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      2,591,882
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,591,882
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          5.3%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          OO (limited liability company)
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                             ------------
|CUSIP NO. 15670S105  |                                           |PAGE 3 OF 31|
 ---------------------                                             ------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Robert G. Burton, Sr.
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [X]
                                                                        (b)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                              [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           0
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    2,591,882
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      0
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           2,591,882
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,591,882
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          5.3%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                             ------------
|CUSIP NO. 15670S105  |                                           |PAGE 4 OF 31|
 ---------------------                                             ------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Robert G. Burton, Jr.
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [X]
                                                                        (b)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          PF
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                              [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           45,000
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    0
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      45,000
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          45,000
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.1%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                             ------------
|CUSIP NO. 15670S105  |                                           |PAGE 5 OF 31|
 ---------------------                                             ------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Michael G. Burton
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [X]
                                                                        (b)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          PF
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                              [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           60,492
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    0
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      60,492
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          60,492
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.1%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                             ------------
|CUSIP NO. 15670S105  |                                           |PAGE 6 OF 31|
 ---------------------                                             ------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Joseph P. Burton
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [X]
                                                                        (b)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          PF
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                              [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           63,497
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    0
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      63,497
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          63,497
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.1%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                             ------------
|CUSIP NO. 15670S105  |                                           |PAGE 7 OF 31|
 ---------------------                                             ------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Gina Zambrana
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [X]
                                                                        (b)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          PF
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                              [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           20,634
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    0
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      20,634
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          20,634
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          less than 0.1%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                             ------------
|CUSIP NO. 15670S105  |                                           |PAGE 8 OF 31|
 ---------------------                                             ------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Donald Zegzdryn
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [X]
                                                                        (b)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          PF
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                              [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           25,500
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    0
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      25,500
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          25,500
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.1%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                             ------------
|CUSIP NO. 15670S105  |                                           |PAGE 9 OF 31|
 ---------------------                                             ------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Thomas Oliva
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [X]
                                                                        (b)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          PF
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                              [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           342,948
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    0
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      342,948
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          342,948
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.7%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                            -------------
|CUSIP NO. 15670S105  |                                          |PAGE 10 OF 31|
 ---------------------                                            -------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Brendan Tobin
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [X]
                                                                        (b)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          PF
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                              [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           55,305
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    0
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      55,305
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          55,305
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.1%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                            -------------
|CUSIP NO. 15670S105  |                                          |PAGE 11 OF 31|
 ---------------------                                            -------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Colin Christ
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [X]
                                                                        (b)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          PF
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                              [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           28,717
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    0
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      28,717
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          28,717
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.1%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                            -------------
|CUSIP NO. 15670S105  |                                          |PAGE 12 OF 31|
 ---------------------                                            -------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Leonard C. Green
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [X]
                                                                        (b)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          PF
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                              [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           296,530
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    0
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      296,530
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          296,530
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.6%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                            -------------
|CUSIP NO. 15670S105  |                                          |PAGE 13 OF 31|
 ---------------------                                            -------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Stephen Winslow
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [X]
                                                                        (b)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          PF
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                              [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           35,089
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    0
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      35,089
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          35,089
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.1%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                            -------------
|CUSIP NO. 15670S105  |                                          |PAGE 14 OF 31|
 ---------------------                                            -------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Thomas Higgins
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [X]
                                                                        (b)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          PF
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                              [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           13,994
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    0
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      13,994
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          13,994
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          less than 0.1%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                            -------------
|CUSIP NO. 15670S105  |                                          |PAGE 15 OF 31|
 ---------------------                                            -------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          1354037 Ontario Inc.
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [X]
                                                                        (b)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                              [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          Ontario, Canada
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           0
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    1,816,646
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      0
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           1,816,646
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,816,646
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          3.7%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          CO
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                            -------------
|CUSIP NO. 15670S105  |                                          |PAGE 16 OF 31|
 ---------------------                                            -------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Goodwood Inc.
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [X]
                                                                        (b)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                              [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          Ontario, Canada
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           0
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    1,816,646
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      0
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           1,816,646
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,816,646
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          3.7%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          CO
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                            -------------
|CUSIP NO. 15670S105  |                                          |PAGE 17 OF 31|
 ---------------------                                            -------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Goodwood Fund
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [X]
                                                                        (b)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          WC
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                              [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          Canada
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           1,046,246
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    0
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      1,046,246
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,046,246
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          2.1%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IV
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                            -------------
|CUSIP NO. 15670S105  |                                          |PAGE 18 OF 31|
 ---------------------                                            -------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Goodwood Capital Fund
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [X]
                                                                        (b)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          WC
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                              [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          Canada
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           99,800
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    0
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      99,800
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          99,800
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.2%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IV
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                            -------------
|CUSIP NO. 15670S105  |                                          |PAGE 19 OF 31|
 ---------------------                                            -------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Arrow Goodwood Fund
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [X]
                                                                        (b)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          WC
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                              [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          Canada
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           574,500
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    0
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      574,500
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          574,500
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          1.2%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IV
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                            -------------
|CUSIP NO. 15670S105  |                                          |PAGE 20 OF 31|
 ---------------------                                            -------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          The Goodwood Fund 2.0 Ltd.
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [X]
                                                                        (b)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          WC
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                              [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           77,400
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    0
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      77,400
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          77,400
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.2%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IV
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                            -------------
|CUSIP NO. 15670S105  |                                          |PAGE 21 OF 31|
 ---------------------                                            -------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          KBSH Goodwood Canadian Long/Short Fund
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [X]
                                                                        (b)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          WC
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                              [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          Canada
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           18,700
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    0
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      18,700
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          18,700
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          less than 1%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IV
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                            -------------
|CUSIP NO. 15670S105  |                                          |PAGE 22 OF 31|
 ---------------------                                            -------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Peter H. Puccetti
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [X]
                                                                        (b)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                              [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          Canada
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           0
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    1,816,646
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      0
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           1,816,646
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,816,646
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          3.7%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                            -------------
|CUSIP NO. 15670S105  |                                          |PAGE 23 OF 31|
 ---------------------                                            -------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          J. Cameron MacDonald
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [X]
                                                                        (b)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                              [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          Canada
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           0
            NUMBER OF             -------- -------------------------------------
              SHARES                 8     SHARED VOTING POWER
           BENEFICIALLY                    1,816,646
             OWNED BY             -------- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER
            REPORTING                      0
           PERSON WITH            -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           1,816,646
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,816,646
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          3.7%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
 ---------------------                                            -------------
|CUSIP NO. 15670S105  |                                          |PAGE 24 OF 31|
 ---------------------                                            -------------

     This Amendment ("Amendment No. 2") is being jointly filed by each of the following persons pursuant to Rule 13d-1(k) of the Securities and Exchange
Commission (the "Commission") pursuant to Section 13 of the Securities Exchange
Act of 1934, as amended (the "Exchange Act"): Burton Capital Management, LLC, a
Delaware limited liability company ("BCM"), Robert G. Burton, Sr. ("Burton
Sr."), Robert G. Burton, Jr. ("Burton Jr."), Michael G. Burton ("M.Burton"),
Joseph P. Burton ("J.Burton"), Gina Zambrana ("Zambrana"), Donald Zegzdryn
("Zegzdryn"), Thomas Oliva ("Oliva"), Brendan Tobin ("Tobin"), Colin Christ
("Christ"), Leonard C. Green ("Green"), Stephen Winslow ("Winslow"), Thomas
Higgins ("Higgins"), 1354037 Ontario Inc., an Ontario corporation ("Ontario
Inc."), Goodwood Inc., an Ontario corporation ("Goodwood Inc."), Goodwood Fund, a Canadian mutual fund trust ("Goodwood Fund"), Goodwood Capital Fund, a
Canadian mutual fund trust ("Goodwood Capital Fund"), Arrow Goodwood Fund, a
Canadian mutual fund trust ("Arrow Goodwood Fund"), The Goodwood Fund 2.0 Ltd., a Cayman Islands limited liability company ("Goodwood Fund 2.0"), KBSH Goodwood
Canadian Long/Short Fund, a Canadian mutual fund trust ("KBSH Goodwood Fund"),
Peter H. Puccetti ("Puccetti") and J. Cameron MacDonald ("MacDonald"). BCM,
Burton Sr., Burton Jr., M.Burton, J.Burton, Zambrana, Zegzdryn, Oliva, Tobin,
Christ, Green, Winslow, Higgins, Ontario Inc., Goodwood Inc., Goodwood Fund,
Goodwood Capital Fund, Arrow Goodwood Fund, Goodwood Fund 2.0, KBSH Goodwood
Fund, Puccetti and MacDonald are collectively referred to as the "Reporting
Persons."

     This Amendment No. 2 amends the Schedule 13D originally filed with the
Commission on April 7, 2005 (the "Original Schedule 13D"), and amended by
Amendment No. 1 thereto, which was filed with the Commission on April 11, 2005
("Amendment No. 1"). The Original Schedule 13D, as amended by Amendment No. 1, is referred to as the "Schedule 13D."

     All terms used, but not defined, in this Amendment No. 2 are as defined in the Schedule 13D. The summary descriptions (if any) contained herein of certain agreements and documents are qualified in their entirety by reference to the complete text of such agreements and documents filed as Exhibits hereto or incorporated herein by reference.

Item 3 of the Schedule 13D is amended and supplemented as follows:

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

     The total amount of funds used by each of the Reporting Persons to acquire the Common Stock reported as purchased by them in Item 5(c) was as follows:

                                             Shares
                                            Reported         Amount of
Reporting Person                          in Item 5(c)         Funds        Source of Funds*
----------------                          ------------         -----        ----------------
Burton Capital Management, LLC.........        20,183          $155,444     Working capital
                                                                            provided by
                                                                            investing members/
                                                                            personal funds
Michael G. Burton......................         6,492            50,006     Personal funds
Joseph P. Burton.......................         4,997            38,465     Personal funds
Gina Zambrana..........................         3,246            25,003     Personal funds
Thomas Oliva...........................        12,984           100,000     Personal funds
Brendan Tobin..........................         1,000             7,705     Personal funds
Colin Christ...........................         1,298            10,000     Personal funds

                                  SCHEDULE 13D
 ---------------------                                            -------------
|CUSIP NO. 15670S105  |                                          |PAGE 25 OF 31|
 ---------------------                                            -------------

                                             Shares
                                            Reported         Amount of
Reporting Person                          in Item 5(c)         Funds        Source of Funds*
----------------                          ------------         -----        ----------------
Leonard C. Green.......................       104,000           800,962     Personal funds
Stephen Winslow........................         2,100            15,750     Personal funds

------------------
*   Including commissions.

Item 4 of the Schedule 13D is amended and supplemented as follows:

ITEM 4. PURPOSE OF THE TRANSACTION

     On May 25, 2005, BCM sent the Issuer a letter stating the intent of the
Reporting Persons to call a special meeting of the Issuer's shareholder in accordance with Colorado law to nominate a slate of directors who will
"affirmatively act in the best interests of" the Issuer's shareholders.

     The foregoing description of the letter is qualified in its entirety by reference to the letter agreement attached as Exhibit 2 to this Amendment No. 2.

     The election of the nominees of the Reporting Persons at the meeting of the
Issuer's shareholders described above would result in a change in the present board of directors and management of the Issuer.

Item 5 of the Schedule 13D is amended and supplemented as follows:

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

(a)

     The Reporting Persons may be deemed to be a group as defined in Rule
13d-5(b) under the Exchange Act and, as such a group, may have been deemed to beneficially own an aggregate of 5,396,234 shares of Common Stock on April 25,
2005, which was approximately 11% of the outstanding Common Stock on such date
(all computations of the percentage of outstanding Common Stock set forth herein are based on 49,067,921 shares of Common Stock outstanding as of April 29, 2005 pursuant to the Issuer's quarterly report on Form 10-Q for its quarterly period ended March 31, 2005, as filed with the Commission on May 3, 2005).

     Pursuant to Rule 13d-3 of the Exchange Act ("Rule 13d-3"), BCM beneficially owned 2,591,882 shares of Common Stock on April 25, 2005, which was approximately 5.3% of the outstanding Common Stock on such date. All of such shares were owned of record by BCM.

     Pursuant to Rule 13d-3, Burton Sr. beneficially owned 2,591,882 shares of
Common Stock on April 25, 2005, which was approximately 5.3% of the outstanding
Common Stock on such date. All of such shares are owned of record by BCM.

     Burton Jr. owned 45,000 shares of Common Stock on April 25, 2005, which was approximately 0.1% of the outstanding Common Stock on such date.

                                  SCHEDULE 13D
 ---------------------                                            -------------
|CUSIP NO. 15670S105  |                                          |PAGE 26 OF 31|
 ---------------------                                            -------------

     M.Burton owned 60,492 shares of Common Stock on April 25, 2005, which was approximately 0.1% of the outstanding Common Stock on such date.

     J.Burton owned 63,497 shares of Common Stock on April 25, 2005, which was approximately 0.1% of the outstanding Common Stock on such date.

     Zambrana owned 20,634 shares of Common Stock on April 25, 2005, which was less than 0.1% of the outstanding Common Stock on such date.

     Zegzdryn owned 25,500 shares of Common Stock on April 25, 2005, which was approximately 0.1% of the outstanding Common Stock on such date.

     Oliva owned 342,948 shares of Common Stock on April 25, 2005, which was approximately 0.7% of the outstanding Common Stock on such date.

     Tobin owned 55,305 shares of Common Stock on April 25, 2005, which was approximately 0.1% of the outstanding Common Stock on such date.

     Christ owned 28,717 shares of Common Stock on April 25, 2005, which was approximately 0.1% of the outstanding Common Stock on such date.

     Green owned 296,530 shares of Common Stock on April 25, 2005, which was approximately 0.6% of the outstanding Common Stock on such date.

     Winslow owned 35,089 shares of Common Stock on April 25, 2005, which was approximately 0.1% of the outstanding Common Stock on such date.

     Higgins owned 13,994 shares of Common Stock on April 25, 2005, which was less than 0.1% of the outstanding Common Stock on such date.

     Pursuant to Rule 13d-3, each of Ontario Inc. and Goodwood Inc. were the beneficial owner of the 1,816,646 shares of Common Stock on April 25, 2005
(representing approximately 3.7% of the then outstanding Common Stock) that were beneficially owned by each of Puccetti and MacDonald as described below and that were owned by funds as described below. Of these 1,816,646 beneficially-owned shares of Common Stock, 1,046,246 (constituting approximately 2.1% of the outstanding Common Stock) were owned of record by Goodwood Fund, 99,800
(constituting approximately 0.2% of the outstanding Common Stock) were owned of record by Goodwood Capital Fund, 574,500 (constituting approximately 1.2% of the outstanding Common Stock) were owned of record by Arrow Goodwood Fund, 77,400
(constituting approximately 0.2% of the outstanding Common Stock) were owned of record by Goodwood Fund 2.0 and 18,700 (constituting less than 1% of the outstanding Common Stock) were owned of record by KBSH Goodwood Fund.

     Pursuant to Rule 13d-3, Puccetti was the beneficial owner of 1,816,646 shares of Common Stock on April 25, 2005 (all of which were owned by funds as described above), constituting approximately 3.7% of the outstanding Common
Stock on such date.

     Pursuant to Rule 13d-3, MacDonald was the beneficial owner of 1,816,646 shares of Common Stock on April 25, 2005 (all of which were owned by funds as described above), constituting approximately 3.7% of the outstanding Common
Stock on such date.

                                  SCHEDULE 13D
 ---------------------                                            -------------
|CUSIP NO. 15670S105  |                                          |PAGE 27 OF 31|
 ---------------------                                            -------------

(c) The following transactions were effected by the identified parties since the transactions reported in Item 5(c) of the most recent filing of this statement:

                                       Buy/            Number           Price Per
Reporting Person        Date           Sell           of Shares          Share*
----------------        ----           ----           ---------          ------
BCM                   5/24/05          Buy               20,183        $7.67152
                                                  ------------------
  Total                                                  20,183
                                                  ==================

M. Burton             5/24/05          Buy                3,246         7.67152
M. Burton             5/24/05          Buy                3,246         7.67152
                                                  ------------------
  Total                                                   6,492
                                                  ==================

J. Burton             5/24/05          Buy                2,400         7.62170
J. Burton             5/24/05          Buy                2,597         7.67152
                                                  ------------------
  Total                                                   4,997
                                                  ==================

Zambrana              5/24/05          Buy                3,246         7.67152
                                                  ------------------
  Total                                                   3,246
                                                  ==================

Oliva                 5/24/05          Buy               12,984         7.67152
                                                  ------------------
  Total                                                  12,984
                                                  ==================

Tobin                 5/24/05          Buy                1,000         7.67152
                                                  ------------------
  Total                                                   1,000
                                                  ==================

Christ                5/24/05          Buy                1,298         7.67152
                                                  ------------------
  Total                                                   1,298
                                                  ==================

Green                 5/24/05          Buy              104,000         7.67152
                                                  ------------------
  Total                                                 104,000
                                                  ==================

Winslow               5/24/05          Buy                2,100         7.67152
                                                  ------------------
  Total                                                   2,100
                                                  ==================

---------------
*   Each transaction was affected on the NYSE.

Item 6 of the Schedule 13D is amended and supplemented as follows:

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO
        SECURITIES OF THE ISSUER

      Except as described in Item 4 above, none of the Reporting Persons, have entered into, or amended any existing agreement with respect to the securities of the Issuer since the date Amendment No. 1 was filed with the Commission.

      The information set forth under Item 4 above is incorporated by reference.

                                  SCHEDULE 13D
 ---------------------                                            -------------
|CUSIP NO. 15670S105  |                                          |PAGE 28 OF 31|
 ---------------------                                            -------------

Item 7 is amended and supplemented as follows:

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS

Exhibit 1   Schedule 13D Joint Filing Agreement dated as of May 25, 2005 among each Reporting Person.

Exhibit 2   Letter dated May 25, 2005 from BCM to the Issuer.

                                  SCHEDULE 13D
 ---------------------                                            -------------
|CUSIP NO. 15670S105  |                                          |PAGE 29 OF 31|
 ---------------------                                            -------------

                                   SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. Pursuant to Rule 13d-1(k)(1), each of the undersigned agrees that this statement is filed on behalf of each of us.

Dated:  May 26, 2005

                                        BURTON CAPITAL MANAGEMENT

                                        By:   /s/ Robert G. Burton, Jr.
                                              ----------------------------------
                                        Name: ROBERT G. BURTON, JR.
                                        Its:  President

                                              /s/ Robert G. Burton, Sr.
                                              ----------------------------------
                                              ROBERT G. BURTON, SR.

                                              /s/ Robert G. Burton, Jr.
                                              ----------------------------------
                                              ROBERT G. BURTON, JR.

                                              /s/ Michael G. Burton
                                              ----------------------------------
                                              MICHAEL G. BURTON

                                              /s/ Joseph P. Burton
                                              ----------------------------------
                                              JOSEPH P. BURTON

                                              /s/ Gina Zambrana
                                              ----------------------------------
                                              GINA ZAMBRANA

                                              /s/ Donald Zegzdryn
                                              ----------------------------------
                                              DONALD ZEGZDRYN

                                              /s/ Thomas Oliva
                                              ----------------------------------
                                              THOMAS OLIVA

                                              /s/ Brendan Tobin
                                              ----------------------------------
                                              BRENDAN TOBIN

                                              /s/ Colin Christ
                                              ----------------------------------
                                              COLIN CHRIST

                                              /s/ Leonard C. Green
                                              ----------------------------------
                                              LEONARD C. GREEN

                                              /s/ Stephen Winslow
                                              ----------------------------------
                                              STEPHEN WINSLOW

                                  SCHEDULE 13D
 ---------------------                                            -------------
|CUSIP NO. 15670S105  |                                          |PAGE 30 OF 31|
 ---------------------                                            -------------

                                              /s/ Thomas Higgins
                                              ----------------------------------
                                              THOMAS HIGGINS

                                        1354037 ONTARIO INC.

                                        By:   /s/ J. Cameron MacDonald
                                              ----------------------------------
                                        Name:
                                        Its:

                                        GOODWOOD INC.

                                        By:   /s/ Peter H. Puccetti
                                              ----------------------------------
                                        Name:
                                        Its:

                                        GOODWOOD FUND

                                        By:   /s/ Peter H. Puccetti
                                              ----------------------------------
                                        Name:
                                        Its:

                                        GOODWOOD CAPITAL FUND

                                        By:   /s/ Peter H. Puccetti
                                              ----------------------------------
                                        Name:
                                        Its:

                                        ARROW GOODWOOD FUND

                                        By:   /s/ Peter H. Puccetti
                                              ----------------------------------
                                        Name:
                                        Its:

                                        THE GOODWOOD FUND 2.0 LTD.

                                        By:   /s/ Peter H. Puccetti
                                              ----------------------------------
                                        Name:
                                        Its:

                                  SCHEDULE 13D
 ---------------------                                            -------------
|CUSIP NO. 15670S105  |                                          |PAGE 31 OF 31|
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                                        KBSH GOODWOOD CANADIAN LONG/SHORT FUND

                                        By:  /s/ Peter H. Puccetti
                                              ----------------------------------
                                        Name:
                                        Its:

                                              /s/ Peter H. Puccetti
                                              ----------------------------------
                                              PETER H. PUCCETTI

                                              /s/ J. Cameron MacDonald
                                              ----------------------------------
                                              J. CAMERON MACDONALD